As filed with the Securities and Exchange Commission on May 16, 2011
Registration Statement No. 333-139935

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-139935

REGISTRATION STATEMENT ON FORM S-3
UNDER
THE SECURITIES ACT OF 1933
____________________

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	48-1264292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1311 Specialty Drive
Vista, California 92081
(760) 560-5286
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William E. Marshall, Esq.
General Counsel and Secretary
1311 Specialty Drive
Vista, California 92081
(760) 560-5286
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________

Approximate date of commencement of proposed sale to the public: This Post-effective Amendment No. 1 deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-139935, of Javo Beverage Company, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) on January 11, 2007 and amended by Amendment No. 1 which was filed with the Commission on April 4, 2007.  The Registration Statement was filed to register 30,659,534 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”), which Shares may have been issued upon the conversion of senior convertible notes held by the selling stockholders, the exercise of certain interest and/or principal obligations under the senior convertible notes. The Registration Statement was declared effective on April 25, 2007.  This Post-Effective Amendment No. 1 deregisters the Shares that remain unsold hereunder as of the effective date hereof.

On April 28, 2011, the United States Bankruptcy Court for the District of Delaware confirmed the amended plan of reorganization (as amended or supplemented, the “Amended Plan”) filed with the Bankruptcy Court on March 15, 2011.  The Amended Plan became effective on May 13, 2011.

As a result of the confirmation of the Amended Plan, the offerings of the Company’s Shares have been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the Shares remaining unsold at the termination of the offering, the Company hereby removes from registration the Shares of the Company registered but unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Javo Beverage Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vista, State of California on May 13, 2011.

JAVO BEVERAGE COMPANY, INC.

By:	/s/ Richard A. Gartrell
Name:	Richard A. Gartrell
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, on May 13, 2011.

Signature	Title

/s/ Stanley L. Greanias	Chief Executive Officer and Director (Principal Executive Officer)
Stanley L. Greanias

/s/ Richard A. Gartrell	Chief Financial Officer
Richard A. Gartrell	(Principal Financial and Accounting Officer)

/s/ Scott P. Dickey	Director
Scott P. Dickey

/s/ David Gubbay	Director
David Gubbay

/s/ Zuher Ladak	Director
Zuher Ladak